 EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation of our report dated February 28, 2019, with respect to the combined statements of revenues and direct operating expenses (the “financial statements”) of properties acquired by Ichor Energy, LLC, a subsidiary of Viking Energy Group, Inc., from Bodel Holdings, L.L.C., Cleveland Holdings, L.L.C., Delbo Holdings, L.L.C., DeQuincy Holdings, L.L.C., Gulf Coast Working Partners, L.L.C., Oakley Holdings, L.L.C., SamJam Energy, L.L.C.; and Perry Point Holdings, L.L.C. for the years ended December 31, 2018 and 2017, and the related notes to the financial statements included in this Current Report on Form 8-K/A.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

February 28, 2019